Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
2200 E. Golf Road
Des Plaines, IL 60016
Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
2005 SECOND QUARTER AND FIRST HALF RESULTS

DES PLAINES, Ill., Aug. 8, 2005 – United Stationers Inc. (NASDAQ: USTR) reported net sales for the second quarter ended June 30, 2005 of $1.1 billion, versus $967 million for the second quarter of 2004.  Net income for the second quarter of 2005 was $20.9 million, compared with $21.0 million in the same period last year.  Diluted earnings per share for the second quarter of 2005 were $0.62, unchanged from the prior-year quarter.  The second quarter of 2005 was impacted by the settlement of two preference avoidance lawsuits, timing of the recognition of supplier allowances and an operating loss at the company’s Canadian division.

Second Quarter Results

Sales in the second quarter of 2005 rose $112 million, representing an 11.6% increase over the prior-year quarter.  All product categories contributed to the gain, with janitorial and sanitation supplies posting the largest increase.  In addition, the acquisition of Sweet Paper contributed approximately 2.5% to sales growth over last year’s second quarter.

Gross margin as a percent of sales for the second quarter was 14.0%, compared with 14.8% in the prior-year quarter.  During the second quarter of 2005, gross margin was negatively affected by the company’s competitive pricing programs introduced in the second half of 2004, a shift in product mix, and a lower level of supplier allowances recorded in the quarter, compared with the same quarter last year.  During the second quarter of 2005, the company refined its method of estimating interim period supplier allowances.  The refinement included improving the processes used to collect data to be more finite in forecasting the period in which the allowances were earned.  As a result, volume driven supplier allowances were down when compared with the second quarter of 2004.  This was partially offset by favorable inventory-related adjustments during the second quarter of 2005, compared with the same period last year.

Operating expenses for the second quarter of 2005 were $115.2 million, compared with $107.0 million in the same quarter last year.  This increase primarily is related to consulting costs to develop the company’s global and strategic sourcing initiatives and an increase in employee-related costs to support a higher level of sales.

Operating expenses in the second quarter of 2005 also included a charge of $2.3 million for the settlement of two preference avoidance lawsuits filed on behalf of US Office Products (USOP).  United had supplied products to USOP before it filed for protection under Chapter 11 of the bankruptcy code in 2001, and continued to do so after being named as a critical vendor to USOP.  Even though United was named a critical vendor, USOP sought to recover a combined $66.3 million in payments made to United during the “preference period.”

Despite these expense increases, operating expenses as a percentage of sales declined to 10.7%, compared with 11.1% last year.

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The operating margin for the three months ended June 30, 2005 was 3.3%, which includes the charge of $2.3 million related to the USOP settlement and a $1.2 million pre-tax operating loss related to the company’s Canadian division.  This compares to a 3.7% operating margin achieved in the second quarter of 2004.  “We are committed to the Canadian marketplace and our new management team is focused on improving the financial performance of this division,” said Richard W. Gochnauer, president and chief executive officer.  “While we are improving working capital efficiency and reducing sales as we enhance the quality of our customer base, we face near-term challenges with our level of supplier allowances.”

First Half Results

Net sales for the first half of 2005 were $2.1 billion, up 9.5% compared with net sales of $2.0 billion in the same period last year.  Net income for the first half of 2005 was $47.9 million, or $1.41 per diluted share, compared with $44.4 million, or $1.30 per diluted share, in the comparable prior-year period.

Cash Flow and Debt Reduction

The company’s net cash provided by operating activities totaled $135.5 million for the six months ended June 30, 2005, versus $12.2 million in the prior-year period.  Excluding the effects of accounts receivables sold, net cash provided by operating activities for the six months ended June 30, 2005 was $39.0 million, compared with $38.2 million in the prior-year period.  A reconciliation of these items to the most comparable measures under generally accepted accounting principles (GAAP) is presented at the end of this release.

Outstanding debt totaled $20.3 million at June 30, 2005, down $9.7 million from June 30, 2004.  Outstanding debt plus securitization financing totaled $235.3 million at the quarter’s end, an increase of $81.3 million during the past 12 months.  The increase was primarily the result of a rise in accounts receivable sold through the company’s securitization program to fund the acquisition of Sweet Paper and the company’s capital spending, offset by operating cash flow.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

Project Vision Key to Flexibility and Innovation

United Stationers has begun a major information technology initiative called Project Vision.  The goals of this initiative include enhancing competitive advantages for the company and its customers, improving the capabilities of United’s systems, increasing flexibility to serve its customers, and reducing its operational costs.  The investment in Project Vision is estimated at approximately $22 million ($8 million in 2005 and $14 million in 2006) in operating expense and $37 million ($23 million in 2005 and $14 million in 2006) in capitalized system costs over the next two years.  This investment is expected to have a payback of approximately five years.

“We believe this investment in technology will strengthen our ability to drive growth and improve business results,” stated Gochnauer.  “Our new system should allow us to better serve our customers, be less complex for our associates to use, require less maintenance, and provide the flexibility and scalability we need.”

“Project Vision will enhance several key capabilities within our sales and customer care areas, as well as support functions such as finance and content management,” Gochnauer explained.  “The new system’s benefits include a quote-to-cash financial system and more timely and meaningful financial tracking for us.  In addition, it is expected to provide better financial controls and compliance, and help us to better manage the cross-selling of different product categories.  We believe this investment in technology will lead to higher revenues through better quality of information about sales, products and promotions for us, our dealers and suppliers.  It will also support our War on Waste efforts by removing costs and increasing productivity.”

“We are working with SAP America, Inc., which has extensive experience in the wholesale distribution model,” added Gochnauer.  “We also are working with Accenture to assist with the change management process.  Our leadership team and associates at every level are committed to help ensure that the new technology will be successfully introduced and implemented over the next two years.”

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Corporate Headquarters Relocation Offers Best Solution

As previously announced, the company has selected One Parkway North in Deerfield, Ill., as the new location of its corporate headquarters.  The company signed an 11-year lease for approximately 205,000 square feet of space in this facility, which is located approximately nine miles north of its current Des Plaines, Ill. corporate headquarters.  The move is expected to be completed by June 30, 2006.

“We now operate from three separate buildings located in Des Plaines and Mt. Prospect, Ill.  Our company’s growth is outpacing the current space.  The Deerfield facility gives us the flexibility to develop a scalable infrastructure to accommodate expansion.  From a cultural standpoint, United stresses a cross-functional team approach, and it’s much easier to support people who are working together when they share the same location.  All of these factors make the relocation a very welcome and exciting move.  We anticipate selling our current Des Plaines, Ill. headquarters building in the near future,” Gochnauer said.

Sweet Paper Acquisition

On May 31, 2005, the company’s Lagasse, Inc. subsidiary completed the purchase of the stock of Sweet Paper Corp. and substantially all of the assets of Sweet Paper Group, a privately-held wholesale distributor of janitorial/sanitation, paper, and foodservice products, in a cash transaction.  The Sweet Paper companies generated combined annual sales of approximately $250 million in their latest fiscal year and are headquartered in Hialeah, Fl.  The acquisition of Sweet Paper did not have a significant impact on the company’s consolidated operating results for the second quarter of 2005.

Outlook

“Our second quarter sales growth reflects one month’s revenues from Sweet Paper as well as continuing benefits from our sales initiatives and a stronger economy,” said Gochnauer.  Organic sales for the third quarter to-date are up approximately 6% over the 5% growth rate achieved in the third quarter of last year.  Higher sales help us to leverage our fixed costs, and our War on Waste initiatives are on track to remove costs.”

“Our long-term financial goals continue to be organic revenue growth that matches or exceeds the industry’s, and annual earnings per share increases of 12% to 15%.  However, our investment spending in Project Vision will make it more challenging to achieve our earnings per share goal in the near term.  We believe that our investments are focused on delivering long-term profitability, growth and shareholder value,” Gochnauer concluded.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, August 9, at 10:00 a.m. CT, to discuss second quarter results. To participate, callers within the U.S. and Canada should dial (800) 561-2601 and international callers should dial (617) 614-3518 approximately 10 minutes before the presentation.  The passcode is “98172718.”  To listen to the Webcast via the Internet, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s ability to successfully procure and implement new information technology (IT) packages and systems, integrating them with and/or migrating from existing IT systems and platforms without business disruption or other unanticipated difficulties or costs; United’s ability to effectively integrate past and future acquisitions into its management, operations, financial and technology systems; United’s timely and efficient implementation of improved internal controls in response to conditions previously or subsequently identified at its Canadian division or elsewhere, in order to maintain an effective internal control environment in compliance with the Sarbanes-Oxley Act of 2002; the conduct and scope of the SEC’s informal inquiry relating to United’s Canadian division or any formal investigation that may arise from this, and the ultimate resolution of any inquiry or investigation; the outcome of, and any costs associated with the defense of legal proceedings pending against the company; United’s reliance on key suppliers and the impact of variability in their pricing, allowance programs and other terms, conditions and policies, such as those relating to geographic or product sourcing limitations, price protection terms and return rights; variability in supplier allowances and promotional incentives payable to the company, based on inventory purchase volumes, attainment of supplier-established growth hurdles, and supplier participation in the company’s annual and quarterly catalogs and other marketing programs, and the impact of these supplier allowances and promotional incentives on the company’s gross margins; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories; increases in customers’ purchases directly from product manufacturers; United’s ability to anticipate and respond to changes in end-user demand and to effectively manage levels of any excess or obsolete inventory; the impact of variability in customer demand on United’s product offerings and sales mix and, in turn, on customer rebates payable, and supplier allowances earned, by the company and on United’s gross margin; reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; uncertainties related to any new regulations applicable to the company, including any new rulemaking by the SEC; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with sales for the trailing 12 months of approximately $4.2 billion.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 34 Lagasse distribution centers that serve the janitorial, sanitation, and foodservice disposables industries, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Stock Market® under the symbol USTR.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$1,078,400	$966,678	$2,139,343	$1,954,544
Cost of goods sold	927,504	823,933	1,831,462	1,664,216
Gross profit	150,896	142,745	307,881	290,328

Operating expenses:
Warehousing, marketing and administrative expenses	115,185	107,008	226,895	215,253

Income from operations	35,711	35,737	80,986	75,075

Interest expense, net	538	626	1,257	1,255

Other expense, net	1,483	924	2,570	1,389

Income before income taxes	33,690	34,187	77,159	72,431

Income tax expense	12,812	13,158	29,289	28,023

Net income	$20,878	$21,029	$47,870	$44,408

Net income per common share – diluted	$0.62	$0.62	$1.41	$1.30
Weighted average number of common shares – diluted	33,883	34,049	33,869	34,250

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30,		As of
	2005	2004	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$18,146	$12,800	$15,719
Accounts receivable, net*	193,623	149,266	178,644
Retained interest in receivables sold, net	147,820	222,218	227,807
Inventories	579,408	516,579	608,549
Other current assets	25,174	24,676	18,623
Total current assets	964,171	925,539	1,049,342

Property, plant and equipment, net	155,338	150,369	151,848
Intangible assets, net	31,097	2,338	1,901
Goodwill, net	246,051	182,107	184,222
Other	26,179	18,609	19,927
Total assets	$1,422,836	$1,278,962	$1,407,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$369,578	$361,145	$402,794
Accrued liabilities	142,888	120,646	140,558
Deferred credits	31,129	11,488	47,518
Total current liabilities	543,595	493,279	590,870

Deferred income taxes	28,472	20,997	20,311
Long-term debt	20,300	30,000	18,000
Other long-term liabilities	48,216	44,586	46,856
Total liabilities	640,583	588,862	676,037

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued – 37,217,814 shares in 2005 and 2004	3,722	3,722	3,722
Additional paid-in capital	338,638	330,468	337,192
Treasury stock, at cost – 3,970,129 shares and 3,995,324 shares at June 30, 2005 and 2004, respectively and 4,076,432 shares at December 31, 2004	(117,988)	(109,185)	(119,435)
Retained earnings	568,478	475,045	520,608
Accumulated other comprehensive loss	(10,597)	(9,950)	(10,884)
Total stockholders’ equity	782,253	690,100	731,203
Total liabilities and stockholders’ equity	$1,422,836	$1,278,962	$1,407,240

*The June 30, 2005 and 2004 and December 31, 2004 accounts receivable balances do not include $215.0 million, $124.0 million and $118.5 million, respectively, of accounts receivable sold through a securitization program.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2005	2004
Cash Flows From Operating Activities:
Net income	$47,870	$44,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,984	13,813
Loss (gain) on the disposition of plant, property and equipment	207	(245)
Amortization of capitalized financing costs	317	330
Write down of assets held for sale	—	300
Deferred income taxes	(6,697)	(627)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Decrease in accounts receivable, net	21,708	45,663

Decrease (increase) in retained interest in receivables sold, net	79,987	(68,496)
Decrease in inventory	64,559	22,601
Increase in other assets	(9,561)	(767)
(Decrease) increase in accounts payable	(61,662)	3,335
Decrease in accrued liabilities	(1,218)	(14,649)
Decrease in deferred credits	(16,389)	(33,379)
Increase (decrease) in other liabilities	1,360	(66)
Net cash provided by operating activities	135,465	12,221

Cash Flows From Investing Activities:
Acquisitions	(125,206)	—
Capital expenditures	(13,068)	(6,298)
Proceeds from the disposition of property, plant and equipment	22	9,967
Net cash (used in) provided by investing activities	(138,252)	3,669

Cash Flows From Financing Activities:
Retirements of debt	—	(24)
Net borrowings under revolver	2,300	12,700
Issuance of treasury stock	3,168	1,162
Acquisition of treasury stock, at cost	—	(26,868)
Payment of employee withholding tax related to stock option exercises	(274)	(174)
Net cash provided by (used in) financing activities	5,194	(13,204)

Effect of exchange rate changes on cash and cash equivalents	20	(193)
Net change in cash and cash equivalents	2,427	2,493
Cash and cash equivalents, beginning of period	15,719	10,307
Cash and cash equivalents, end of period	$18,146	$12,800

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt to Total Capitalization

(dollars in thousands)

	June 30,
	2005	2004	Change
Long-term debt	$20,300	$30,000	$(9,700)
Accounts receivable sold	215,000	124,000	91,000
Total debt and securitization (adjusted debt)	235,300	154,000	81,300
Stockholders’ equity	782,253	690,100	92,153
Total capitalization	$1,017,553	$844,100	$173,453

Adjusted debt to total capitalization	23.1%	18.2%	4.9%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Six Months Ended June 30,
	2005	2004
Cash Flows From Operating Activities:
Net cash provided by operating activities	$135,465	$12,221
Excluding the change in accounts receivable sold	(96,500)	26,000
Net cash provided by operating activities excluding the effects of receivables sold	$38,965	$38,221

Cash Flows From Financing Activities:
Net cash provided by (used in) financing activities	$5,194	$(13,204)
Including the change in accounts receivable sold	96,500	(26,000)
Net cash provided by (used in) financing activities including the effects of receivables sold	$101,694	$(39,204)

Note: Net cash provided by operating activities, excluding the effects of receivables sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Net Capital Spending

(in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Forecast Year Ending
	2005	2004	2005	2004	2005
Net cash used in (provided by) investing activities	$134,224	$(1,325)	$138,252	$(3,669)	N/A
Acquisitions	(125,206)	—	(125,206)	—	N/A
Net cash used in (provided by) investing activities before the impact of acquisitions	$9,018	$(1,325)	$13,046	$(3,669)	N/A

Capital expenditures	$9,040	$3,940	$13,068	$6,298	N/A

Proceeds from the disposition of property, plant and equipment	(22)	(5,265)	(22)	(9,967)	N/A

Net cash used in (provided by) investing activities before the impact of acquisitions	9,018	(1,325)	13,046	(3,669)	N/A
Capitalized software	5,195	937	8,433	1,623	N/A

Net capital spending	$14,213	$(388)	$21,479	$(2,046)	$52,000

Note: Net capital spending is provided as an additional measure of investing activities.  The company’s accounting policy is to include capitalized software in “Other Assets.” Generally Accepted Accounting Principles require that “Other Assets” be included on the cash flow statements under the caption “Net Cash Provided by Operating Activities.”  Internally, the company measures cash used in investing activities including capitalized software.  The company believes that it is helpful to provide readers of its financial statements with this same information.

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